U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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[_]  Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     KKR Associates, L.P.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
     c/o Kohlberg Kravis Roberts & Co.
     9 West 57th Street, Suite 4200
--------------------------------------------------------------------------------
                                    (Street)

     New York                        NY                  10019
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     AEP Industries Inc. (AEPI)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Day/Year


     September 25, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner (See Note 1)
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                5.
                                                                                                Amount of      6.
                                                                 4.                             Securities     Owner-
                                                                 Securities Acquired (A) or     Beneficially   ship
                                                    3.           Disposed of (D)                Owned          Form:     7.
                                  2A.               Transaction  (Instr. 3, 4 and 5)            Following      Direct    Nature of
                    2.            Deemed            Code         ----------------------------   Reported       (D) or    Indirect
1.                  Transaction   Execution Date,   (Instr. 8)                  (A)             Transaction(s) Indirect  Beneficial
Title of Security   Date          if any            ------------    Amount      or    Price     (Instr. 3      (I)       Ownership
(Instr. 3)          (mm/dd/yy)    (mm/dd/yy)        Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock,
par value
$.01 per share      9/25/2002                       S               2,000       D     31.2996   2,183,618      I         See Note 1
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Common Stock,
par value
$.01 per share      9/26/2002                       S               6,300       D     31.8494   2,177,318      I         See Note 1
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).


             Persons who respond to the collection of information         (Over)
             in this form are not required to respond unless the form displays a currently valid OMB control number.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        9.
                                                                                                        Number    10.
                                                                                                        of        Owner-
                                                                                                        Deriva-   ship
                                                                                                        ative     Form
            2.                                                                                          Secur-    of
            Conver-                          5.                              7.                         ities     Deriv-   11.
            sion            3A.              Number of                       Title and Amount           Bene-     ative    Nature
            or              Deemed           Derivative    6.                of Underlying     8.       ficially  Secur-   of
            Exer-           Execu-  4.       Securities    Date              Securities        Price    Owned     ities:   In-
            cise    3.      tion    Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Follow-   Direct   direct
            Price   Trans-  Date,   action   or Disposed   Expiration Date   ----------------  Deriv-   ing       (D) or   Bene-
1.          of      action  if      Code     of (D)        (Month/Day/Year)            Amount  ative    Reported  In-      ficial
Title of    Deriv-  Date    any     (Instr.  (Instr. 3,    ----------------            or      Secur-   Trans-    direct   Owner-
Derivative  ative   (Month/ (Month/ 8)       4 and 5)      Date     Expira-            Number  ity      action(s) (I)      ship
Security    Secur-  Day/    Day/    ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)  ity     Year)   Year)   Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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
Explanation of Responses:

Note 1: The designated Reporting Person is the general partner of Whitehall Associates, L.P., which is the managing member of BW Holdings LLC, which in turn owns 100% of Borden Holdings, Inc. As of September 26, 2002, Borden Holdings, Inc. beneficially owns 2,177,318 shares of Common Stock of AEP Industries Inc. Borden Holdings, Inc. acquired its shares of Common Stock of AEP Industries, Inc. from Borden, Inc. in a transaction exempt from Section 16 pursuant to Rule 16a-13. The general partners of KKR Associates, L.P. are Henry R. Kravis, George R. Roberts, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Robert I. MacDonnell, Michael T. Tokarz, Scott M. Stuart, Edward A. Gilhuly and Perry Golkin. Each of the Reporting Persons listed above may be deemed, for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, to be the beneficial owner of the reported securities held by Borden Holdings, Inc. Beneficial ownership of all shares of the reported securities is disclaimed by each of the Reporting Persons listed above.

  /s/ William J. Janetschek                                    9/27/02
---------------------------------------------           -----------------------
      By: William J. Janetschek                                Date
      Attorney-in-Fact

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Persons who respond to the collection of information contained in this form
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control number.
                                                                  Page 2 of 14

                            Joint Filer Information

Name:                               Whitehall Associates, L.P.
Address:                            c/o Kohlberg Kravis Roberts & Co.
                                    9 West 57th St., Suite 4200
                                    New York, NY 10019

Designated Filer:                   KKR Associates, L.P.

Issuer and Ticker Symbol:           AEP Industries Inc. (AEPI)

Statement for Month/Day/Year:       September 25, 2002


Signature:                          WHITEHALL ASSOCIATES, L.P.

                                    By:  KKR Associates, its General Partner

                                    By:     /s/  William J. Janetschek
                                          -------------------------------
                                          Name:  William J. Janetschek
                                          Title:  Attorney-in-Fact

Date: 9/27/02

                            Joint Filer Information

Name:                               BW Holdings LLC
Address:                            2711 Centerville Road
                                    Wilmington, DE 19808

Designated Filer:                   KKR Associates, L.P.

Issuer and Ticker Symbol:           AEP Industries Inc. (AEPI)

Statement for Month/Day/Year:       September 25, 2002

Signature:                          By Whitehall Associates, L.P.,
                                        its Managing Member

                                    By:     /s/  William J. Janetschek
                                          -------------------------------
                                          Name:  William J. Janetschek
                                          Title:  Attorney-in-Fact

Date: 9/27/02

                            Joint Filer Information

Name:                               Henry R. Kravis

Address:                            c/o Kohlberg Kravis Roberts & Co.
                                    9 West 57th St., Suite 4200
                                    New York, NY 10019

Designated Filer:                   KKR Associates, L.P.

Issuer and Ticker Symbol:           AEP Industries Inc. (AEPI)

Statement for Month/Day/Year:       September 25, 2002


Signature:                          By:     /s/  William J. Janetschek
                                          -------------------------------
                                          Name:  William J. Janetschek
                                          Title:  Attorney-in-Fact

Date: 9/27/02

                            Joint Filer Information

Name:                               George R. Roberts

Address:                            c/o Kohlberg Kravis Roberts & Co.
                                    9 West 57th St., Suite 4200
                                    New York, NY 10019

Designated Filer:                   KKR Associates, L.P.

Issuer and Ticker Symbol:           AEP Industries Inc. (AEPI)

Statement for Month/Day/Year:       September 25, 2002


Signature:                          By:     /s/  William J. Janetschek
                                          -------------------------------
                                          Name:  William J. Janetschek
                                          Title:  Attorney-in-Fact

Date: 9/27/02

                            Joint Filer Information

Name:                               Paul E. Raether

Address:                            c/o Kohlberg Kravis Roberts & Co.
                                    9 West 57th St., Suite 4200
                                    New York, NY 10019

Designated Filer:                   KKR Associates, L.P.

Issuer and Ticker Symbol:           AEP Industries Inc. (AEPI)

Statement for Month/Day/Year:       September 25, 2002


Signature:                          By:     /s/  William J. Janetschek
                                          -------------------------------
                                          Name:  William J. Janetschek
                                          Title:  Attorney-in-Fact

Date: 9/27/02

                            Joint Filer Information

Name:                               Michael W. Michelson

Address:                            c/o Kohlberg Kravis Roberts & Co.
                                    9 West 57th St., Suite 4200
                                    New York, NY 10019

Designated Filer:                   KKR Associates, L.P.

Issuer and Ticker Symbol:           AEP Industries Inc. (AEPI)

Statement for Month/Day/Year:       September 25, 2002


Signature:                          By:     /s/  William J. Janetschek
                                          -------------------------------
                                          Name:  William J. Janetschek
                                          Title:  Attorney-in-Fact

Date: 9/27/02

                            Joint Filer Information

Name:                               Edward A. Gilhuly

Address:                            c/o Kohlberg Kravis Roberts & Co.
                                    9 West 57th St., Suite 4200
                                    New York, NY 10019

Designated Filer:                   KKR Associates, L.P.

Issuer and Ticker Symbol:           AEP Industries Inc. (AEPI)

Statement for Month/Day/Year:       September 25, 2002


Signature:                          By:     /s/  William J. Janetschek
                                          -------------------------------
                                          Name:  William J. Janetschek
                                          Title:  Attorney-in-Fact

Date: 9/27/02

                            Joint Filer Information

Name:                               Perry Golkin

Address:                            c/o Kohlberg Kravis Roberts & Co.
                                    9 West 57th St., Suite 4200
                                    New York, NY 10019

Designated Filer:                   KKR Associates, L.P.

Issuer and Ticker Symbol:           AEP Industries Inc. (AEPI)

Statement for Month/Day/Year:       September 25, 2002


Signature:                          By:     /s/  William J. Janetschek
                                          -------------------------------
                                          Name:  William J. Janetschek
                                          Title:  Attorney-in-Fact

Date: 9/27/02

                            Joint Filer Information

Name:                               Scott M. Stuart

Address:                            c/o Kohlberg Kravis Roberts & Co.
                                    9 West 57th St., Suite 4200
                                    New York, NY 10019

Designated Filer:                   KKR Associates, L.P.

Issuer and Ticker Symbol:           AEP Industries Inc. (AEPI)

Statement for Month/Day/Year:       September 25, 2002


Signature:                          By:     /s/  William J. Janetschek
                                          -------------------------------
                                          Name:  William J. Janetschek
                                          Title:  Attorney-in-Fact

Date: 9/27/02

                            Joint Filer Information

Name:                               James H. Greene, Jr.

Address:                            c/o Kohlberg Kravis Roberts & Co.
                                    9 West 57th St., Suite 4200
                                    New York, NY 10019

Designated Filer:                   KKR Associates, L.P.

Issuer and Ticker Symbol:           AEP Industries Inc. (AEPI)

Statement for Month/Day/Year:       September 25, 2002


Signature:                          By:     /s/  William J. Janetschek
                                          -------------------------------
                                          Name:  William J. Janetschek
                                          Title:  Attorney-in-Fact

Date: 9/27/02

                            Joint Filer Information

Name:                               Robert I. MacDonnell

Address:                            c/o Kohlberg Kravis Roberts & Co.
                                    9 West 57th St., Suite 4200
                                    New York, NY 10019

Designated Filer:                   KKR Associates, L.P.

Issuer and Ticker Symbol:           AEP Industries Inc. (AEPI)

Statement for Month/Day/Year:       September 25, 2002


Signature:                          By:     /s/  William J. Janetschek
                                          -------------------------------
                                          Name:  William J. Janetschek
                                          Title:  Attorney-in-Fact

Date: 9/27/02

                            Joint Filer Information

Name:                               Michael T. Tokarz

Address:                            c/o Kohlberg Kravis Roberts & Co.
                                    9 West 57th St., Suite 4200
                                    New York, NY 10019

Designated Filer:                   KKR Associates, L.P.

Issuer and Ticker Symbol:           AEP Industries Inc. (AEPI)

Statement for Month/Day/Year:       September 25, 2002


Signature:                          By:     /s/  William J. Janetschek
                                          -------------------------------
                                          Name:  William J. Janetschek
                                          Title:  Attorney-in-Fact

Date: 9/27/02